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                                                                   EXHIBIT 10.36

April 6, 2001


Roger Hackett

Dear Roger:

I am pleased to offer you the position of President and General Manager of Sensory Science, reporting directly to me. The details of your offer are as follows:

        -       A bi-weekly salary of $12,115.38 ($315,000.00 annualized).

        - A stock option grant of 150,000 shares subject to approval by the SONICblue Board of Directors. In connection with this grant, you will be required to sign and abide by the terms of SONICblue Incorporated's form of Common Stock Option Agreement, which has a four-year vesting schedule with an initial six-month exercise cliff.

        - Eligibility to participate in the 2001 management incentive plan at a target of 60% of annual base salary.

In addition, SONICblue provides an excellent benefits program which includes a choice of medical benefits coverage, dental insurance, vision care, 401(k) retirement plan, employee stock purchase plan, profit sharing plan, paid sabbatical leave, tuition reimbursement, short-term and long-term disability, life insurance, and more!

SONICblue prides itself on providing state-of-the-art digital media solutions to the consumer device industry and beyond. Our success is driven by the creativity, resourcefulness and energy of team members who have made the commitment to maintain high moral and ethical standards in the performance of their jobs. SONICblue strives to create a work environment that is both challenging on a professional level and satisfying on a personal level.

This offer is contingent upon an investigation of references given, employment history, criminal record, education, and/or other factors pertaining to your status as an employee. Furthermore, this offer is in compliance with the Immigration Reform and Control Act of 1986, which requires the Company to verify that each employee hired is legally entitled to work in the United States.

Your employment with SONICblue will be at will. Employment "at will" means that you are free to resign from your employment at any time, for any reason or no reason at all, with or without cause and



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with or without notice. Similarly, SONICblue may terminate your employment at any time for any legal reason, with or without cause and with or without notice. By accepting this offer of employment, you agree that your employment is at will, and acknowledge that no one has the authority to promise you, either orally or in writing, anything to the contrary.

As a condition of your employment with SONICblue, you will be required to execute and abide by the terms of the company's standard form of Employee Proprietary Information & Invention and Arbitration Agreements. In the event of any dispute or claim relating to, or arising out of, your employment relationship with SONICblue, you and the Company agree that all such disputes, including but not limited to, claims of harassment, discrimination and wrongful termination, shall be settled by arbitration held in Santa Clara County, California, under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280, et seq., including section 1283.05, (the "Rules") and pursuant to California law. A copy of the Rules will be attached as an exhibit to the arbitration agreement, which will be provided to you during your orientation. In addition, on the first day of your employment with SONICblue, you will be required to provide proof of eligibility to work in the United States.

The terms described in this letter and your Employee Proprietary Information & Invention Agreement and Arbitration Agreements replace any prior oral or written agreement, understandings, and promises between SONICblue and you concerning the terms and conditions of your employment with SONICblue. By signing this letter, you acknowledge that you have not relied on any previous oral or implied representations, inducements or understandings of any kind or nature in accepting employment with SONICblue.

This offer of employment (and all terms contained in this offer) is conditioned upon, and, if accepted will become effective at the time of, SONICblue Incorporated's acquisition of Sensory Science Corporation.

Roger, we are very excited about you joining the SONICblue team and assisting us in continuing to maintain our leadership in the consumer device market. Please sign below to acknowledge your acceptance of this offer and return to SONICblue Human Resources, attention Terese Farkas (__________), before 5:00 p.m. Pacific Standard Time on Tuesday, April 11, 2001 at which time this offer will expire.

Sincerely,



/s/ Terese Farkas for Ken Potashner
-----------------------------------
Ken Potashner
Chairman, Chief Executive Officer, and President

/s/ Roger Hackett
-----------------------------------
Roger Hackett


                 Acknowledge and accept offer on April 11, 2001.


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November 13, 2001



Roger Hackett


------------------------


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Subject:  SONICblue Annual Bonus Plan

Dear Roger:

Your offer letter from SONICblue ("Company") dated April 6, 2001, states that you are eligible to participate in the Company's 2001 Annual Bonus Plan at a target of 60% of your annual base salary.

Per the Annual Bonus Plan Policy, eligible salary is determined based upon the length of employment with the Company during the Plan year. For the Plan year 2001, we will make an exception for you and allow your bonus to be paid based upon a full year of employment contingent on Sensory Science achieving $40 million in revenue in the fourth quarter. This bonus will be paid in accordance with the Annual Bonus Plan Policy.

Due to the discretionary nature of the information contained in this letter, I ask that you keep its contents confidential.

Congratulations and thank you,


/s/ Terese Farkas
-----------------
Terese Farkas
Senior Vice President

Human Resources and Administration

cc:      Ken Potashner
         John Todd
         Personnel File